As filed with the U.S. Securities and Exchange Commission on April 11, 2017

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PACIFIC PREMIER BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-0743196 (I.R.S. Employer Identification No.)
17901 Von Karman Avenue, Suite 1200
Irvine, California 92614
(949) 864-8000
(Address, including zip code, and telephone number, including area code, of Registrants’ principal executive offices)

Heritage Oaks Bancorp, Inc. 2005 Equity-Based Compensation Plan
Heritage Oaks Bancorp, Inc. 2015 Equity Incentive Plan
(Full name of plan)

Steven R. Gardner
Chairman, President, and Chief Executive Officer
Pacific Premier Bancorp, Inc.
17901 Von Karman Avenue, Suite 1200
Irvine, California 92614
(949) 864-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service for Co-Registrants)

with copies to:

Norman B. Antin, Esq. Jeffrey D. Haas, Esq. Holland & Knight LLP 800 17th Street, NW, Suite 1100 Washington, DC 20006 Telephone: (202) 955-3000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

  CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, par value $0.01 per share	921,762	$36.28	$33,441,526	$3,875.88

(1)
This Registration Statement covers the issuance of 921,762 shares of common stock of Pacific Premier Bancorp, Inc. (“Pacific Premier”). At the effective time of the Merger (as defined herein), 2,655,986 shares of common stock, no par value, of Heritage Oaks Bancorp, Inc., a California corporation, were subject to equity-based awards or were reserved and available for issuance under the HEOP Plans (as defined herein). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution as a result of future stock splits, stock dividends or similar transactions under the HEOP Plans (as defined herein).

(2)
The price per share and aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act based upon the average of the high and low sale prices of Pacific Premier’s common stock on the NASDAQ Global Select Market on April 7, 2017.

EXPLANATORY NOTE
Pacific Premier Bancorp, Inc. (“Pacific Premier”, the “Company” or the “Registrant”) is hereby registering under this Registration Statement on Form S-8 (the “Registration Statement”) an aggregate of 921,762 shares of its common stock, par value $0.01 per share (the “Common Stock”), authorized for issuance pursuant to the Heritage Oaks Bancorp Inc. 2005 Equity-Based Compensation Plan (the “2005 Plan”) and the Heritage Oaks Bancorp 2015 Equity Incentive Plan (the “2015 Plan”, and together with the 2005 Plan, the “HEOP Plans”).
On April 1, 2017 (the “Effective Date”), Heritage Oaks Bancorp, Inc., a California corporation (“HEOP”), was merged with and into Pacific Premier, with Pacific Premier as the surviving entity (the “Merger”). The Merger was effected pursuant to the Agreement and Plan of Reorganization, dated as of December 12, 2016, by and between Pacific Premier and HEOP (the “Merger Agreement”). At the effective time (the “Effective Time”) of the Merger, each share of HEOP common stock issued and outstanding immediately prior to the Effective Time was canceled and converted into the right to receive 0.3471 shares of Common Stock, which is referred to as the Exchange Ratio.
Also pursuant to the Merger Agreement, at the Effective Time of the Merger, each outstanding and unexercised option to acquire shares of HEOP common stock was assumed by Pacific Premier and converted automatically into an option to purchase shares of Common Stock (each a “Converted HEOP Option”). The number of shares of Common Stock subject to such Converted HEOP Option is equal to the number of shares of HEOP common stock subject to such Converted HEOP Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of Common Stock resulting from such multiplication were rounded down to the nearest share. The per share exercise price under each such Converted HEOP Option was adjusted by dividing the per share exercise price under each such Converted HEOP Option by the Exchange Ratio, provided that such exercise price was rounded up to the nearest cent.
Each unvested award of HEOP restricted stock that was outstanding at the Effective Time was assumed by Pacific Premier and converted into shares of Common Stock (the “Converted HEOP Restricted Stock”). The number of shares of Common Stock subject to each award of Converted HEOP Restricted Stock is equal to the number of shares of HEOP common stock subject to the applicable award of HEOP restricted stock immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of Common Stock were converted into cash in lieu of fractional shares of Common Stock.
This Registration Statement is filed by the Company for the purpose of registering 921,762 shares of Common Stock subject to the Converted HEOP Options, the Converted HEOP Restricted Stock or otherwise reserved for issuance under the HEOP Plans, which were assumed by the Company in connection with the consummation of the Merger.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The information specified in Items 1 and 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of the Securities and Exchange Commission’s (the “Commission”) Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plans covered by this Registration Statement as required by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company are hereby incorporated by reference in this Registration Statement:

(a)   The Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed on March 16, 2017.

(b) The Company’s Current Reports on Form 8-K, filed on February 17 and March 28, 2017.

(c) The description of the Company’s Common Stock contained in the Company’s Form 8-A (File No. 000-22193), as filed with the Commission pursuant to Sections 12(b) and 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 28, 1997.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement, indicating that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be a part hereof commencing on the respective dates on which such reports and documents are filed with the Commission; provided, however, that the Company is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
The validity of the Common Stock to be issued pursuant to the HEOP Plans assumed by Pacific Premier has been passed upon for Pacific Premier by Holland & Knight LLP, Washington, D.C. As of April 7, 2017, attorneys employed by that law firm beneficially owned approximately 70,000 shares of Common Stock.
Item 6. Indemnification of Directors and Officers.
The following is a summary of relevant provisions of our amended and restated certificate of incorporation, and certain provisions of the General Corporation Law of the State of Delaware (the “DGCL”). We urge you to read the full text of these documents, forms of which have been filed with the Commission, as well as the referenced provisions of the DGCL because they are the legal documents and provisions that will govern matters of indemnification with respect to our directors and officers.
We are incorporated under the laws of the state of Delaware. Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.
The DGCL provides that any indemnification must be made by us only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct. Such determination must be made, with respect to person who is a director or officer at the time of such determination, (i) by a majority of our directors who are not parties to the action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by our stockholders.
The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.
Our amended and restated certificate of incorporation provides for the indemnification of directors, officers and certain of our authorized representatives to the fullest extent permitted by the DGCL, except that indemnification in an action, suit or proceeding initiated by a director, officer or our authorized representative is permitted only if our board of directors authorized the initiation of that action, suit or proceeding. In addition, as permitted by the DGCL, our amended and restated certificate of incorporation provides that our directors shall have no personal liability to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) the unlawful payment of dividends or unlawful stock purchase or redemption, or (iv) for any transaction in which the director derived improper personal benefit.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
5.1	Opinion of Holland & Knight LLP as to the legality of the securities being registered*
23.1	Consent of Crowe Horwath LLP*
23.2	Consent of Vavrinek, Trine, Day & Co., LLP*
23.3	Consent of Holland & Knight LLP (included in Exhibit 5.1)
24.1	Power of Attorney (located on the signature page to the Registration Statement)*
99.1	Heritage Oaks Bancorp, Inc. 2005 Equity Based Compensation Plan (1)
99.2	Heritage Oaks Bancorp, Inc. 2015 Equity Incentive Plan (2)
__________
*    Filed herewith.

(1)	Filed as Appendix A to Heritage Oaks Bancorp, Inc.’s Definitive Proxy Statement on Schedule 14A filed with the Commission on May 6, 2005 (Commission File No. 000-25020).

(2)	Filed as Appendix A to Heritage Oaks Bancorp, Inc.’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 30, 2015 (Commission File No. 000-25020).
Item 9.     Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on April 11, 2017.

PACIFIC PREMIER BANCORP, INC.

By: /s/ Steven R. Gardner
Steven R. Gardner
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of the Registrant, which is filing this Registration Statement with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, does hereby constitute and appoint Steven R. Gardner and Ronald Nicolas, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments or supplements to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on April 11, 2017.

Signature	Title

/s/ Steven R. Gardner Steven R. Gardner	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Ronald Nicolas Ronald Nicolas	Senior Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Jeff C. Jones Jeff C. Jones	Director

/s/ Simone Lagomarsino Simone Lagomarsino	Director

/s/ Joseph L. Garrett Joseph L. Garrett	Director

/s/ John Carona John Carona	Director

/s/ Michael Morris Michael Morris	Director

/s/ Michael Pfau Michael Pfau	Director

/s/ Cora M. Tellz Cora M. Tellez	Director

/s/ Ayad A. Fargo Ayad A. Fargo	Director

/s/ Zareh H. Sarrafian Zareh H. Sarrafian	Director

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Holland & Knight LLP as to the legality of the securities being registered*
23.1	Consent of Crowe Horwath LLP*
23.2	Consent of Vavrinek, Trine, Day & Co., LLP*
23.3	Consent of Holland & Knight LLP (included in Exhibit 5.1)
24.1	Power of Attorney (located on the signature page to the Registration Statement)*
99.1	Heritage Oaks Bancorp, Inc. 2005 Equity Based Compensation Plan (1)
99.2	Heritage Oaks Bancorp, Inc. 2015 Equity Incentive Plan (2)
__________
*    Filed herewith.

(1)	Filed as Appendix A to Heritage Oaks Bancorp, Inc.’s Definitive Proxy Statement on Schedule 14A filed with the Commission on May 6, 2005 (Commission File No. 000-25020).

(2)	Filed as Appendix A to Heritage Oaks Bancorp, Inc.’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 30, 2015 (Commission File No. 000-25020).